Exhibit 5.1

[Letterhead of Ledgewood]

August 20, 2009

Atlas America, Inc.

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, PA 15108

Ladies and Gentlemen:

We have acted as counsel to Atlas America, Inc. (“Atlas”), a Delaware corporation, in connection with the preparation and filing by Atlas of a registration statement on Form S-4 under the Securities Act of 1933, as amended, file no. 333-160059 (the “Registration Statement”) with respect to the registration, offer and sale by Atlas of the Atlas common stock to be issued to the unitholders of Atlas Energy Resources, LLC (“ATN”) in connection with the merger of ATLS Merger Sub, LLC, a wholly-owned subsidiary of Atlas, into ATN (the “Common Shares”). In connection therewith, you have requested our opinion as to certain matters referred to below.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by Atlas in connection with the registration of the Common Shares. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such documents.

Based upon and subject to the foregoing, we are of the opinion that:

1. Atlas is a corporation which has been duly formed, is validly existing and is in good standing under the laws of the State of Delaware.

2. When issued and sold as set forth in the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to federal laws, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.

We consent to the reference to this opinion and to Ledgewood in the prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LEDGEWOOD, a professional corporation